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                                                                    EXHIBIT 10.3


                                LICENSE AGREEMENT

         THIS AGREEMENT effective as of the _____ day of March, 1999, by and between Airco Holdings, L.P., a Texas limited partnership (the "Licensor") and Visual Data Corporation, a Florida corporation (the "Licensee").

                             W I T N E S S E S T H:

         WHEREAS, Licensee is engaged in the production, marketing, distributing and ownership of rich media content used for advertising products, and the creation of consumer based portfolio libraries containing short concise vignettes relating to consumer products, corporate information, hotel rooms, nursing homes, timeshare resorts and attractions for use on the Internet and eventually interactive television, together with such additional portfolio libraries as the Licensee may develop from time to time.

         WHEREAS, Licensor is the owner of certain video footage of golf courses and golf resorts worldwide which is set forth on Schedule A attached hereto and incorporated herein by such reference and goodwill and all other intellectual property related to thereto (collectively, the "Licensed Assets").

         WHEREAS, Licensee desires to be granted a license for the usage of the Licensed Assets to produce a video library of golf courses and golf resorts for distribution over the Internet, or eventually on interactive television (collectively, the "Licensed Media") and Licensor desires to grant Licensee such license exclusive only to the Licensed Media.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. GRANTING OF LICENSE.

         1.1 Upon the terms and subject to the conditions of this Agreement, Licensee, in reliance upon the representations and warranties of Licensor contained in this Agreement and the Schedules annexed hereto, will as of the date hereof acquire from Licensor the right to use the Licensed Assets exclusive only to Licensed Media.

         1.2 Upon the terms and conditions of this Agreement, Licensor grants to Licensee a license (the "License") to use the Licensed Assets in the Licensed Media, in whole or in part, at any time and from time to time, for a period of twenty-four (24) months from the date of this Agreement (the "Initial License Period") and thereafter, subject to the terms of this Agreement, for an additional period of eighteen (18) years from the expiration of the Initial License Period (the "Extended License Period"), with the express understanding that Licensee will, but is not obligated to, incorporate some or all of the Licensed Assets into a video library of golf courses and golf resorts for production and distribution by Licensee ("Licensee's Library") through the Licensed Media. The Initial License Period and the Extended License Period are hereinafter collectively referred to as the "License Period." The scope of the License granted hereto to Licensee, extends only to the distribution of Licensee's Library over the Licensed Media. The License shall be exclusive to the Licensed Media.



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         1.3 Subject to the terms of this Agreement and notwithstanding anything herein to the contrary contained herein, upon the incorporation of all or any portion of the Licensed Assets into the Licensee's Library, Licensee shall be the sole owner of Licensee's Library and Licensor shall have no right, title or interest in or to any portion of Licensee's Library. Notwithstanding the above, Licensee shall have no right to use the Licensed Assets in the Licensee's
Library except in accordance with this License and except as provided below, Licensor retains all rights to the Licensed Assets for use in any media other than the Licensed Media.

                  1.3.1 Notwithstanding anything contained herein to the contrary, during the License Period, Licensor shall be permitted to use the Licensed Assets in the Licensed Media on one (1) private Internet web site which is accessible only through paid membership to the site (the "Permissible Internet Site"). In this regard, prior to any change of use by Licensor of the Licensed Assets on the Permissible Internet Site, Licensor shall first notify Licensee in writing at the address hereinafter set forth in this Agreement of the proposed intended usage of the Licensed Assets in sufficient detail for Licensee to determine in its sole discretion if the proposed intended usage will compete or otherwise conflict with Licensee's License in the Licensed Media, and Licensee shall have twenty (20) days from receipt of such notice (the "Notice Period") to object to Licensor's proposed intended usage of the Licensed Assets on the Permissible Internet Site, which objection shall not be unreasonably made. Such objection, if made, is to be delivered by Licensee to Licensor in writing to the address hereinafter set forth in this Agreement on or prior to expiration of the Notice Period. If Licensee does not object to the proposed intended usage or otherwise fails to deliver the written notice of objection prior to the expiration of the Notice Period, Licensor shall be free to undertake the proposed intended usage of the Licensed Assets on the Permissible Internet Site providing that same is in conformity with the notice previously delivered to Licensee.

                  1.3.2 A party shall notify the other party, in writing, of any possible infringements or imitations by others of the Licensed Assets, or properties similar to those covered in this Agreement which may come to a party's attention and provide such party with all information which it has relating to such claim at the time of sending such notice. A party shall investigate unauthorized uses by others of the Licensed Assets brought to its attention. Licensee, at Licensor's expense, shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations.

SECTION 2. LICENSE PRICE AND TERMS; ROYALTIES AND TERMS.

         2.1 The License price to be paid by Licensee for the use of all of the Licensed Assets (the "License Price") will be Five Hundred Thousand Dollars ($500,000), payable as follows:

                  a. $60,000 in cash, payable $48,000 to Licensor and $12,000 to HRW Holdings, L.L.C., which amount shall be deposited in escrow;




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                  b. $140,000 by the issuance of shares of the Licensee's
restricted common stock, par value $.0001 per share ("Licensee's Common Stock ), per share value with 80% of such shares to Licensor and 20% of such shares to HRW Holdings, L.L.C. Licensee shall initially issue 10,667 shares which represents a valuation of $140,000 based upon a closing bid price of Licensee's common stock of $13.125 on March 3, 1999. In the event that at the effective date of the registration statement of such securities or the date on which such shares are available for sale pursuant to Rule 144, the fair market value of such shares does not equal or exceed $140,000, Licensee shall issue to Licensor and HRW Holdings, L.L.C. such additional shares to provide for any shortfall; and

                  c. The cash amount and the shares shall be delivered to Licensor and HRW Holdings, L.L.C. in the event that within thirty (30) days of the date of this Agreement, Licensor shall have delivered to Licensee (i) no less than 150 vignettes of footage of golf courses and golf resorts on one inch tape and (ii) raw beta cam sp footage of approximately 200 golf courses and golf course resorts. Within three (3) business days of delivery of such footage, Licensee shall notify the escrow agent that it has received such footage and such footage is, in its sole business judgment, appropriate footage and has the same quality and caliber as previously presented to Licensee. In the event that Licensee notifies escrow agent of such appropriateness, such shares and cash shall be released to Licensor and HRW Holdings, L.L.C. In the event that such footage is not delivered to Licensee within such thirty (30) day period or alternatively, Licensee notifies the escrow agent that such footage is not appropriate or of the same caliber, the cash and shares shall be delivered to Licensee. If any time, from time to time, the Licensee shall determine to register any of its securities, for its own account or for the account of any of its shareholders (other than a registration statement on Form S-8 or Form S-4), the Licensee will provide to HRW Holdings, L.L.C. and Licensor written notice thereof as soon as practicable prior to the filing of such registration statement and will include in such registration statement any of the shares of Licensee's common stock issued pursuant to Section 2.1(b). This shall be a one time right only. All expenses incurred in connection with such registration shall be borne by Licensee except for the fees of counsel to such security holders with respect to such registration statement shall be borne by the Licensor; and

                  d. The remainder through the payment of a royalty equal to 25% of all Net Income (as hereinafter defined) derived by the Licensee from the use of the Licensed Assets during the Initial License Period, up to a maximum of $300,000, which will aggregate a total of $500,000 under Section 2.1.a, b and c. Of such amount, $100,000 shall be due during the first twelve (12) month period of the Initial License Period and the remaining $200,000 shall be due during the second twelve (12) months of the Initial License Period. At the option of the Licensee, all or any portion of such royalty may be pre-paid at any time. If the royalties paid to Licensee during the Initial License Period have not equaled either $100,000 during the first twelve (12) month period of the Initial License Period or $200,000 during the second twelve (12) month period of the Initial License Period, Licensee will have ninety (90) days from the expiration of such respective segments of the Initial License Period to pay to Licensor an amount equal to the difference between the royalties paid to Licensor during such respective segments of the Initial License Period and the amounts due in such respective segments of the Initial License Period (the "Lump Sum Payments"). Such Lump Sum Payments may be made by Licensee to Licensor in the form of cash or Licensee's Common Stock, based upon a per share value equal to the closing bid price of the Licensee's Common Stock as reported on The Nasdaq Stock Market, Inc.(TM) on the trading day immediately preceding the expiration date of the applicable segment of the Initial License Period. If Licensee should refuse or otherwise be unable or unwilling to make such Lump Sum Payment to Licensor during the specified period, upon the expiration of such ninety (90) day period the License shall be terminated without any other action by Licensor and Licensee shall thereafter refrain from using the Licensed Assets in any manner, including the use of any portion of the Licensee's Library which contains any of the Licensed Assets and Licensee shall pay all royalties through the date of




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termination. In the event Licensee makes any payment referred to in this Section
2.1(c) in shares of its common stock, the recipient of such common stock, may request the Licensee to register such shares of common stock in a registration by the Licensee. The Licensee will use its reasonable best efforts to cause such registrations to be filed with the Securities and Exchange Commission within forty-five (45) days of such notice. All expenses incurred in connection with such registration shall be borne by Licensee except the fees of counsel to such securityholders with respect to such registration statement shall be borne by the Licensor.

         2.2. After the Licensor has received then at least $500,000 as contemplated in Sections 2.1 (a), (b) and (c) hereof, thereafter during the Extended License Period the Licensee shall pay to the Licensor a royalty equal to four percent (4%) of the Gross Revenues derived by Licensee from the use of the Licensed Assets of which .8% is payable to HRW Holdings, L.L.C. and 3.2% to Licensor. In the event that Licensor and Licensee cannot agree upon the expense budget set forth above, within ninety (90) days from the date hereof, the parties agree to submit such matters in dispute or disputes to binding arbitration in accordance with the Rules of the American Arbitration Association located in Fort Lauderdale, Florida.

         2.3 For the purposes of this Section 2, "Net Income" shall mean all revenues received by Licensee from the use of the Licensed Assets, less an expense budget to be agreed upon by the parties hereto, and "Gross Revenues" shall mean all revenues received by Licensee from Licensee's Library.

         2.4 Within forty-five (45) days following each of Licensee's fiscal quarter beginning JULY 1, 1999 and within thirty (30) days from the date of termination of this Agreement, the Licensee shall furnish the Licensor with an accounting prepared in accordance with generally accepted accounting principles consistently applied of all amounts due pursuant to Section 2.1(c) or 2.2 of this Agreement. Concurrent with the furnishing of each accounting, Licensee shall pay to Licensor the amounts due to Licensor for that quarter pursuant to
Section 2.1(c) or 2.2 of this Agreement. If Licensee should fail to make any royalty payments which may be due to Licensor pursuant to Section 2.2 of this Agreement for a period of ninety (90) days from the due date of such royalty payment, upon the expiration of such ninety (90) day period the License shall be terminated without any other action by Licensor and Licensee shall thereafter refrain from using the Licensed Assets in any manner, including the use of any portion of the Licensee's Library which contains any of the Licensed Assets.

         2.5 The Licensee shall keep accurate books of account and shall permit independent auditors appointed by Licensor, at reasonable intervals during ordinary business hours, to inspect such books of account at the principal




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executive offices of the Licensee to the extent reasonably necessary to ascertain the accuracy of the accounting hereunder, such inspection being at Licensor's sole cost and expense, provided, however if such inspection reveals a discrepancy in payments of in excess of five percent (5%), Licensee shall pay for the costs and expenses of such audit. Provided further, that Licensee's obligation to pay for any audit shall be solely on an annual basis.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor makes the representations and warranties to Licensee set forth below.

         3.1 Power of Licensor. Licensor is a Texas limited partnership duly formed under the laws of the State of Texas. Licensor is in good standing under such laws and has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

         3.2 Binding Agreement. This Agreement is the valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms. Neither the execution and delivery of this Agreement by Licensor nor the consummation of the transactions contemplated by this Agreement will (i) violate, result in a breach of, or constitute a default under, any agreement or instrument to which Licensor is a party or by which Licensor is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Licensor; or (ii) result in the creation of any lien, claim or other encumbrance on the Licensed Assets being licensed to Licensee hereunder.

         3.3 No Consents. No governmental filings, authorizations, approvals or consents of third parties, other than the approvals listed on Schedule 3.3, are required to permit Licensor to fulfill all of its obligations under this Agreement.

         3.4 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which Licensor is a party or by or to which it or any of the Licensed Assets may be bound or subject; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Licensor, or upon the properties or business of Licensor or the Licensed Assets; or (iii) violate any statute, law or regulation of any jurisdiction applicable to Licensor in regards to the Licensed Assets.

         3.5 Actions and Proceedings. (i) there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Licensed Assets or Licensor in respect of, or in connection therewith; (ii) there is no action, suit, claim or legal, administrative or arbitration proceeding or, to the best knowledge of Licensor after due inquiry, any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Licensor, after due inquiry, threatened




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against or involving any of the Licensed Assets; and (iii) to the best knowledge of Licensor, after due inquiry, there is no fact, event or circumstances that is likely to give rise to any suit, action, claim, investigation or proceeding that would be required to be set forth on Schedule 3.5 if currently pending or threatened.

         3.6 Ownership of Licensed Assets. Licensor represents and warrants that it has full ownership rights to the Licensed Assets and has the capacity to grant the License and any extensions thereof to Licensee in accordance with the terms and conditions set forth and contemplated in and by this Agreement and that it has not made any commitments to others inconsistent with or in derogation of such rights. During the term of this Agreement Licensor represents and warrants that any agreement that Licensor enters into with respect to the Licensed Assets in a medium other than the Licensed Media, such agreement shall specifically indicate that the Licensed Assets are subject to this License Agreement for the Licensed Media.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents and warrants to Licensor as follows:

         4.1 Due Incorporation. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         4.2 Corporate Power of Licensee. Licensee has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of Licensee enforceable in accordance with its terms.

         4.3 Due Authority. Licensee has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary corporate action on the part of Licensee. Neither the execution and delivery of this Agreement by Licensee nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which Licensee is a party or by which Licensee is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Licensee.

         4.4 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Articles of Incorporation or By-Laws of Licensee; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which Licensee is a party; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Licensee, or upon the properties or business of Licensee; or (iv) violate any statute, law or regulation of any jurisdiction applicable to Licensee.



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SECTION 5. COVENANTS OF LICENSOR AND LICENSEE.

         5.1 Conduct of Business. From the date this Agreement is signed to expiration of the License Period, or its earlier termination has herein provided, Licensor will not, except with the written consent of Licensee, license, sell, dispose of or encumber any of the Licensed Assets or engage in any activity or transaction which could reasonably be expected to result in license of, sale of or encumbrance on any of the Licensed Assets in the Licensed Media, except as set forth herein.

         5.2 Custody of Licensed Assets. For mutual convenience of the parties hereto, Licensor has agreed to deliver to Licensee master tapes and raw footage of the Licensed Assets listed in Schedule A hereto (the "Master Tapes") to be held by Licensor for the benefit of Licensee and at no cost to Licensor. Licensee agrees to hold the Master Tapes in a temperature controlled secured area and take all reasonable and necessary steps to prevent deterioration of the images and preserve the Master Tapes. Licensee shall also insure the Master Tapes for an amount not less than $1 million naming Licensor as the insured; within thirty (30) days of the date of this Agreement and on each anniversary thereafter Licensee shall deliver to Licensor a certificate of insurance showing the coverage and Licensor's insured interest therein. While the Master Tapes are in Licensee's control and possession, Licensee shall have limited access to such Master Tapes and then only for the purpose of utilizing the Licensed Assets in accordance with the terms of this License Agreement and only with respect to the Licensed Media. Licensee shall notify Licensor of any and all copies or reproductions made from the Licensed Assets in its possession and the number of such copies made within five (5) business days of the making of such copies. Except for Licensee's rights set forth in the preceding sentence, Licensee shall not permit access or use of the Master Tapes by any person other than Licensor. Licensee agrees to post signs and mark the Master Tapes to show that such Master Tapes are the property of Licensor. All costs incident to such care and custody of Master Tapes shall be borne by Licensee and the risk of accidental loss or destruction of the Master Tapes while in Licensee's possession shall be borne by Licensee. Licensee shall insure the Master Tapes at Licensee's own expense in the same manner as it insures similar properties owned and held by Licensee. Licensee represents that there are no current liens or encumbrances covering or affecting Licensee's film and tape archive maintained on Licensee's property. Licensee agrees to cooperate with Licensor to affect compliance with any law, rule or regulation governing such Master Tapes held by Licensee under this Agreement including the filing of a financing statement or other document which Licensor deems advisable to designate the Master Tapes as the property of Licensor held by Licensee.

SECTION 6. EXPENSES. The parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

SECTION 7. FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.



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SECTION 8. INDEMNIFICATION BY LICENSOR.

         8.1 Licensor agrees to indemnify, defend and hold harmless Licensee and its directors, officers, employees, affiliates and assigns from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) ("Loss") based upon, arising out of, or otherwise due to:

                  8.1.1 Any breach of any material representation, warranty, covenant or agreement of Licensor contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and

                  8.1.2 Facts or circumstances existing on or prior to the License Period which give rise to claims by any third parties against the Licensed Assets, including (but not limited to) any claims arising with respect to use of the Licensed Assets in any manner.

         8.2 Licensee agrees to indemnify, defend and hold harmless Licensor and its directors, officers, employees, affiliates, and assigns from and against any Loss based upon, or arising out of or otherwise due to any negligent use of the Licensed Assets in a library of the Licensee and a third party infringement claim resulting from Licensee's use of products other than the Licensed Assets.

         8.3 Promptly after receipt by an Indemnified Party of notice of any demand, claim or circumstances which, with the lapse or time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnified Party shall give notice thereof (the "Claims Notice") to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (if stated) of the Loss that has been or may be suffered by the Indemnified Party.

         8.4 The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. The Indemnified Party may elect to participate, at its own expense, in the defense of such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided, contest its obligations to indemnify under this Agreement, or at any time fails to pursue in good faith the resolution of any Asserted Liability, in the sole opinion of the Indemnified Party, then the Indemnified Party may, upon thirty (30) days' notice to the Indemnifying Party, pay, compromise or defend any such Asserted Liability, which such amount shall then be deducted from and credited to any royalties payable to the Indemnifying Party pursuant to Section 2 hereof. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents or personnel within its control that are necessary or appropriate for such defense.



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SECTION 9. MISCELLANEOUS.

         9.1 Publicity. Except as required by law or upon advice of Licensee's counsel, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time upon or subsequent to the signing hereof without advance approval in writing of the form and substance thereof by the other party hereto.

         9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

If to Licensee:            1291 Southwest 29th Avenue
                           Pompano Beach, Florida 33069
                           Attention: Randy S. Selman, President

With a copy to:            Atlas, Pearlman, Trop & Borkson, P.A.
                           200 East Las Olas Boulevard
                           Suite 1900
                           Fort Lauderdale, Florida 33301
                           Attention:  Joel D. Mayersohn, Esq.

If to Licensor:            Airco Holdings, L.P.
                           5646 Milton Street
                           Suite 717
                           Dallas, Texas 75206
                           Attention:  W. Majors Harris

With a copy to:            Stuart A. Morse, Esq.
                           Kroney, Silverman, Mincey, Inc.
                           1210 Three Forest Plaza
                           12221 Merit Drive
                           Dallas, Texas 75271

         Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

         9.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersede all prior agreements, written or oral, with respect thereto.




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         9.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

         9.5 Remedies Not Exclusive. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which the claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         9.6. Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State of Florida, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action or proceeding with respect to this Agreement shall be brought by Licensor in the state or federal courts located in Broward County in the State of Florida and by Licensee in the state or federal courts located in Dallas, Texas. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

         9.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

         9.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.9 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.



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         9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute but one and the same document.

         9.11 No Assignment. This Agreement may be assigned by Licensee at its sole option to a corporation of which it is the majority shareholder. Other than such permitted assignment, this Agreement is not assignable except by operation of law, without the written consent of the non assigning parties which consent shall not be unreasonably withheld provided, however, Licensor may assign its right to payment under Section 2 hereof, but may not assign any other rights or obligations without Licensee's consent.

         9.12 Independent Legal Counsel. The parties have either (i) been represented by independent legal counsel in connection with the negotiation and execution of this Agreement, or (ii) each has had the opportunity to obtain independent legal counsel, has been advised that it is in their best interests to do so, and by execution of this Agreement has waived such right.

         9.13 Planet Mortgage. Visual Data Corporation agrees to provide preferential pricing terms to Planet Mortgage.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    AIRCO HOLDINGS, L.P.


                                    By:
                                       --------------------------------
                                    Name:
                                       --------------------------------
                                    Its:  General Partner


                                    VISUAL DATA CORPORATION


                                    By:
                                       --------------------------------
                                         Randy S. Selman, President





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